Exhibit 2.3

ASSET PURCHASE AGREEMENT

between

SOUTHLAND HEALTH SERVICES, LLC

(A MISSISSIPPI LIMITED LIABILITY COMPANY)

And

QUALITY CARE AMBULANCE SERVICES, INC.

(A TENNESSEE CORPORATION)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of May 2, 2004 between QUALITY CARE. AMBULANCE SERVICES, INC., a Tennessee corporation (“Seller”), and Southland Health Services, LLC, a Mississippi Limited Liability Company (“Purchaser”), upon the following terms and conditions:

WHEREAS, Seller operates an emergency medical transportation service; and

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the assets of Seller;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1. SALE AND PURCHASE OF ASSETS

1.1 Sale and Purchase of Assets. Seller hereby sells, transfers, assigns, conveys and delivers good and marketable title to the assets which it owns and assigns its leasehold rights to those assets which it leases, all as described on Schedule 1.1 (hereinafter the “Assets”) to Purchaser, free and clear of any Encumbrances except those listed on Schedule 1.2. This Agreement shall also serve as a Bill of Sale. Seller shall also sign, at closing or subsequently if needed, any other instruments of assignment, transfer and conveyance as Purchaser shall need to take full title to the Assets.

1.2 No Assumption of Contracts or Liabilities. Purchaser shall assume no leases or other contracts at Closing, and shall not assume the liabilities and obligations of Seller, whether arising before or after the Closing Date, except as specifically listed on Schedule 1.2.

1.3 Consideration for Sale and Transfer. The purchase price for the Assets (the “Purchase Price”) shall be $2,500,000.00 (Two Million Five Hundred Thousand Dollars), payable as follows:

(a) Promissory Note from Purchaser to Seller for $1,251,776.43 (subject to certain set-offs as described in said Note);

(b) Assumption of liabilities in the amount of $645,834.14 as specifically described in Schedule 1.2;

(c) Assumption of the Pacific Capital note in the amount of $ $602,389.43 Southland 1.2;

1.4 Employees. Purchaser shall have no obligation to hire any employee of the Seller on or after the Closing Date, but it may do so if it so desires. However, for any current employee of Seller who is hired by Purchaser, Purchaser shall be required to honor such employee’s vacation benefits accrued while employed by Seller through close of business on May 1, 2004, to the same extent and with the same effect as if such employee had earned such benefits while employed by Purchaser.

1.5 Further Acts and Assurances. Seller shall, at any time and from time to time at and after the Closing, upon request of Purchaser, take any and all steps necessary to place Purchaser in possession and operating control of the Assets to be transferred hereunder.

2. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

2.1 Organization, Corporate Power and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has full corporate power to own, lease or sublease and operate the Assets and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the Seller’s business or the ownership or leasing of Seiler properties make such qualification necessary. Seller has full corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. This transaction has been approved by the Board of Directors and the Shareholders of Seller, as evidenced by the “Written Consent Of The Directors And Shareholders Of Quality Care Ambulance Services, Inc.” delivered to Purchaser at or before Closing. Seller does not need approval of its Creditors or the Bankruptcy Court to enter into this Agreement as evidenced by Exhibit “1” hereto.

2.2 Title to Assets. Seller has, or will have at Closing, good and marketable title and valid lease agreements to all of the Assets, subject only to encumbrances shown on Schedule 1.2. All instruments to be executed and delivered by Seller at the Closing will be valid, binding and enforceable in accordance with their respective terms, and will effectively vest in Purchaser good and marketable title and lease rights to all the Assets.

2.3 Equipment. All of the Assets listed on Schedule 1.1 are in good condition (normal wear and tear excepted).

2.4 Defaults and Consents. The Seller is not in default under any outstanding indenture, mortgage, contract, lease or agreement to which Seller is a party or by which Seller may be bound, which default could have a material adverse effect on the Assets.

2.5 Litigation, etc. There is no litigation, arbitration, governmental claim, investigation or proceeding pending against Seller at law or in equity, before any court, Southland arbitration tribunal or governmental agency, which would prevent the consummation of the transaction contemplated by this Agreement.

2.6 Taxes. As to the vehicles being conveyed, there are no tax liens on such vehicles except those with respect to taxes not yet due and payable. There are no pending tax examinations of Seller’s tax returns nor has Seller received a revenue agent’s report asserting a tax deficiency in the last twelve (12) months. There are not and will not be at the Closing Date, any claims pending or asserted against the vehicles being conveyed for unpaid taxes by any federal, state or other governmental body. There is the potential that the Internal Revenue Service may claim a lien on certain of Seller’s office furniture and fixtures with an estimated value no greater than $30,000.00. If Purchaser is required to pay any amount to the Internal Revenue Service to satisfy such potential lien, the amount paid will be offset against the principal amount left owing by Purchaser on its promissory note to Seller. Except as to those matters previously and currently involved in the bankruptcy filed by Seller and as to the subsequent plan of reorganization, Seller has withheld from each payment made to employees of Seller the amount of all taxes (including, but not limited to, federal, state and local income taxes and Federal Insurance Contribution Act taxes) required to be withheld therefrom and all amounts customarily withheld therefrom, and has set aside all other employee contributions or payments customarily set aside with respect to such wages and has paid or will pay the same to, or has deposited or will deposit such payment with, the proper tax receiving officers or other appropriate authorities, except to the extent of any liabilities, to be assumed by Purchaser hereunder. Any ad valorem taxes relating to the Assets for the current tax year shall be pro rated between the parties based upon the number of days the Assets were owned by either party as of the Closing Date.

2.7 Seller’s Disclosures. No representations or warranties made by Seller, including disclosures made in any exhibit or Schedule hereto, contain or will contain any untrue statement of a material fact or omit to state any material fact which is necessary in order to make the disclosures not misleading.

3. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants as follows:

3.1 Organization and Standing of Purchaser. Purchaser is a Limited Liability Company duly organized and in good standing under the laws of the State of Mississippi.

3.2 Authority; Binding Effect. Purchaser has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Purchaser has taken all action required by law and by Purchaser to authorize the execution and delivery of this Agreement and the transactions contemplated hereby. The execution, delivery, and performance of this Agreement constitute the valid and binding agreement of Purchaser enforceable in accordance with its terms.

3.3 Litigation; Court Orders. There is no litigation, arbitration, proceeding or outstanding orders, writs, injunctions or decrees of any court, governmental agency or tribunal which would prevent Purchaser from consummating the transactions contemplated by this Agreement.

4. INDEMNIFICATION

4.1 Indemnity by Seller. Subject to the conditions and provisions herein set forth, Seller agrees to indemnify, defend and hold harmless Purchaser, it officers, directors,

shareholders, subsidiaries, successors, assigns, affiliates and agents (“Indemnified Purchaser Party”) from and against the following:

a. Any and all direct or indirect damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, encumbrances and costs and expenses incurred or paid by any Indemnified Purchaser Party and caused proximately by:

i. the untruth, inaccuracy or breach of any representation, warranty, agreement or covenant of Seller contained in or made in connection with this Agreement and/or

ii. the assertion against any Indemnified Purchaser Party or the Assets of any liability or obligation relating to the operations of Seller at any time or other than liabilities specifically assumed in Schedule 1.2.

b. All reasonable costs and expenses (including, without limitation, attorneys’ fees, interest and penalties) incurred by any Indemnified Purchaser Party in connection with any action, proceeding, demand, assessment or judgment incident to any of the matters for which indemnity is provided in this Section 4.1.

4.2 Indemnity by Purchaser. Subject to the conditions and provisions herein set forth, Purchaser agrees to indemnify, defend and hold harmless Seller, its officers, directors, shareholders, subsidiaries, affiliates and agents (“Indemnified Seller Party”) from and against the following:

a. Any and all direct or indirect damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, encumbrances and costs and expenses incurred or paid any Indemnified Seiler Party and caused proximately by:

i. the untruth, inaccuracy or breach of any representation, warranty, agreement or covenant of Purchaser contained in or made in connection with this Agreement: and/or

ii. he assertion against any Indemnified Seller Party of any liability or obligation relating to the operations of Purchaser or any of the specific liabilities assumed in Schedule 1.2.

b. All reasonable costs and expenses (including, without limitation, attorneys’ fees, interest and penalties) incurred by any indemnified party in connection with any action, proceeding, demand, assessment or judgment incident to any of the matters for which indemnity is provided in this Section 4.2.

4.3 Rules Regarding Indemnification. The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or third parties shall be subject to the following terms and conditions:

(a) The indemnified party shall give prompt written notice to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party, stating the nature and basis of said claims and the amounts thereof, to the extent known, The indemnified party shall afford indemnifying party the opportunity, at indemnifying party’s expense, to assume the defense or settlement of any such claim, with its own counsel. If indemnifying party fails to do so, indemnified party may undertake the defense or settlement of the claim at the expense of and for the account of indemnifying party.

(b) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

(c) Any amounts owing to the indemnified party pursuant to the provisions of this Article 4 shall be due and payable on the fifth business day following indemnifying party’s receiving notice of a claim thereunder by giving notice as provided above. From and after the date on which payment is due, the amount owing shall bear interest at the maximum lawful rate permitted by applicable law, but no event exceeding ten percent (10%) per annum.

4.4 Remedies Cumulative. Except as herein expressly provided, the remedies provided in this Article 4 shall be cumulative and shall not preclude assertion by any party of any other rights or the seeking of any other rights or remedies against any other party hereto.

5. MISCELLANEOUS

5.1 Expenses. All expenses of the preparation of this Agreement and of the asset sale, including, without limitation, counsel fees, accounting fees, sales taxes, recording fees, and disbursements, shall be borne by the respective parties incurring such expense, whether or not such transactions are consummated.

5.2 Notices. All notices, demands and other communications required or permitted hereunder shall be sufficiently given if delivered in person or mailed by certified mail, postage prepaid, addressed as follows:

Purchaser:	SOUTHLAND HEALTH SERVICES, LLC
126 Emergystat Loop Road
Vernon, AL 35592

Seller:	QUALITY CARE AMBULANCE SERVICES, INC.
309 Meadow Lane
Kingsport, TN 37663

or to such other address as either Seller or Purchaser may designate by notice to the other.

5.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties.

5.4 Governing Law. The validity and construction of this Agreement shall be governed by the laws of the State of Mississippi.

5.5 Waiver. No delay or omission on the part of any party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right under this Agreement.

5.6 Nature and Survival of Representations. All statements contained in any certificate delivered by or on behalf of any of the parties to this Agreement pursuant hereto in connection with the transaction contemplated hereby shall be deemed to be representations and warranties made by the respective parties hereunder. The covenants, representations warranties and indemnifications made by the parties each to the other in this Agreement or pursuant hereto shall survive the asset sale and any investigation made by Purchaser or Seller a period of two (2) years after Closing.

5.7 Exhibits. All Exhibits and Schedules referred to in this Agreement are integral parts of this agreement as if fully set forth herein and all statements appears therein shall be deemed to be representations contained in this Agreement.

5.8 Amendments. This Agreement may be amended, but only in writing, signed by the parties hereto.

5.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall compromise one and the same instrument.

5.10 Attorneys’ Fees. If legal action is commenced to enforce this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys’ fees in addition to any other relief granted.

5.11 Severability. If any provision of this Agreement shall be held invalid under any applicable laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

5.12 Dispute Resolution. Any controversy arising out of or relating to this Agreement or any modification or extension of this Agreement, including any claim for damages, rescission, specific performance or other legal or equitable relief, shall be settled by arbitration in the City of Jackson, Mississippi, in accordance with the rules then obtaining of the American Arbitration Association and, if discovery shall be permitted, in accordance with the then obtaining Federal Rules of Civil Procedure. The arbitrator shall render its determination not later than thirty (30) following conclusion of the arbitration hearings and such determination shall be binding upon all parties bound by the terms of this Agreement. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. The arbitrator may award attorneys’ fees in this or her discretion.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SELLER:

QUALITY CARE AMBULANCE SERVICES, INC.

By:
Its:

PURCHASER

SOUTHLAND HEALTH SERVICES, LLC

By:
Its: